Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell
Senior Vice President, Corporate Development and Investor Relations
(415) 315-2800

Craig S. On
Executive Vice President and Chief Financial Officer
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk or Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(646) 201-5445
For Immediate Release
UCBH HOLDINGS, INC. APPOINTS DOREEN WOO HO
AS PRESIDENT OF COMMUNITY BANKING
          SAN FRANCISCO, January 12, 2009 - UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today announced the appointment of Ms. Doreen Woo Ho as President of Community Banking, effective January 8, 2009. In this role, Ms. Ho will lead UCB’s strategic community banking initiatives for all of its domestic U.S. markets.
          “We are very pleased to have Ms. Ho join our executive management team in this key position,” said Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH Holdings, Inc. “With the strong and unique banking platform that we have built in the last couple of years, our goal for the coming years is to become a leader in each of our target markets in the U.S. where we operate, similar to what we have achieved in Northern California. With Ms. Ho’s extensive banking experience, we believe that she can provide the strong leadership that is vital to achieving our objectives to expand customer relationships, improve customer profitability and increase market share. We look forward to Ms. Ho making significant contributions to UCB.”
          Prior to UCBH, Ms. Ho joined Wells Fargo & Company in 1998, where she headed its Consumer Credit Group, comprised of approximately 8,000 team members in multiple sites coast to coast throughout the U.S., serving 3.5 million customers. Under her leadership, Ms. Ho built the Consumer Credit Group, which consisted of a multibillion dollar portfolio of home equity, personal credit lines and loans, and student loans, into one of the fastest growing asset groups within the organization from 1998 to 2007. In addition, she took Wells Fargo to number one in market share nationally for prime home equity loans in 2001 from fifth place in 1998, leveraging a multi-channel distribution strategy covering all 50 states. Ms. Ho most recently oversaw Wells Fargo’s Enterprise Marketing Group, where she was responsible for its global branding, advertising and marketing programs, as well as strategic oversight for all lines of business marketing groups across the organization. Prior to Wells Fargo, Ms. Ho was with Citibank from 1974 through 1998, where she held multiple positions in corporate banking, consumer lending, retail banking and business banking. Ms. Ho is a graduate of Smith College and Columbia University, where she earned a bachelor’s degree and master’s degree respectively in History and East Asian Studies.

          About UCBH Holdings, Inc.
          UCBH Holdings, Inc., with $13.04 billion in assets as of September 30, 2008, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, nine branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
          Forward-Looking Statements
          Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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